Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2009 with respect to the consolidated financial statements of Essex Rental Corp. and Subsidiaries (Successor) and Essex Holdings, LLC and Subsidiary (Predecessor) appearing in the 2008 Annual Report on Form 10-K of Essex Rental Corp. to its shareholders which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Chicago, Illinois
May 21, 2009